Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

For Office Use Only

Profit Corporation
Articles of Amendment

1. Corporation name:

ShiftPixy, Inc.

2. Article number(s) IX is amended as follows:

***Article number(s) is not your filing ID number.** Example: 2000-000123456*

See, Attached

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

Amendment provides Terms of Preferred Shares pursuant to Wyoming Business Corporations Business Act Sec.17-16-602.

4. The amendment was adopted on 01/03/2020

(Date – mm/dd/yyyy)

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☑ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: ______________________ **Date:** 01/07/2020

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Scott Absher

Title: CEO

Contact Person: Kirk Flagg

Daytime Phone Number: (949) 245-7306

Email: kirk.flagg@shiftpixy.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ Please submit one **originally signed** document.
- ☐ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☐ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

Article IX: Preferred Shares

Preferred Stock issued by the Corporation, pursuant to a grant of Option, or otherwise, shall have the following general rights, preferences, privileges and restrictions:

A. The Preferred Shares shall be designated as Preferred Class A Stock.

B. No Dividends: Holders of Preferred Stock shall not be entitled to receive annual or other dividends.

C. Liquidation Preference: In the event of any liquidation or winding up of the Company, the Holders of the Preferred Stock are entitled to receive preference over the holders of Common Stock to an amount equal to their purchase price under this Option, subject to proportional adjustment for stock splits, stock dividends, recapitalizations, and the like on a pro rata basis with the Common Stock ("Liquidation Amount").

D. Conversion: The Holders of the Preferred Stock will have the right to convert their Preferred Stock at any time into shares of Common Stock.

E. Certain Antidilution Protection: There is antidilution protection to the Voting Rights of the Preferred Stock solely subject to proportional adjustment for stock splits, stock dividends, recapitalizations, and the like and not for other matters such as additional stock issuances or price adjustments.

F. Voting Rights:

a. Other than Directors: The Holders of each share of Preferred Stock will have a right to vote each of their shares equal to one share of Common Stock.

b. Directors: The Holders of Preferred Stock voting separately shall be entitled to elect such number of directors as to be a majority of the Board. The remaining directors shall be elected by the Preferred Stock and Common Stock voting together.

c. Protective Provisions: Consent of the Holders of 75% of the Voting Rights of the outstanding Preferred Stock shall be required for: (i) any amendment or change of the rights, preferences, privileges. or powers of, or the restrictions provided for the benefit or, the Preferred Stock; (ii) increases or decreases in the authorized number or shares of Common or Preferred Stock; (iii) any action that authorizes, creates, or issues shares of any class of stock having preferences superior to or on parity with the Preferred Stock; (iv) any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on parity

with the preference of the Preferred Stock; (v) any amendment of the Company's Articles of Incorporation or Bylaws that adversely affects the rights of the Preferred Stock; (vi) any merger or consolidation of the Company with one or more other corporations in which the shareholders of the Company immediately after such merger or consolidation hold stock representing less than a minority of the voting power of the outstanding stock of the surviving corporation; (vii) the sale of all or substantially all the Company's assets; (viii) the liquidation or dissolution of the Company; (ix) the declaration or payment of a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock); (x) the license by the Company of any of its Technology of such a manner as to have the same economic effect as a sale or disposition of all or substantially all of the assets of the Company; (xi) the repurchase by the Company of any shares of its capital stock, except redemption or repurchase of shares of common stock from employees or consultants upon termination of their employment or service pursuant to agreements providing for such repurchase; or (xii) changes to the authorized size of the Company's Board unless required during a future financing.